EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                           For the Three Months Ended
                                  December 31, 1998        December 31, 1997
                                Basic      Diluted       Basic      Diluted

Weighted average shares
  outstanding:
  Common shares               3,510,266  3,510,266      3,189,392     3,189,392
    Dilutive potential
    common shares under
    stock options                     0    168,422              0       231,020

Weighted average common
  shares and dilutive
  potential common shares
  outstanding                 3,510,266  3,678,688      3,189,392     3,420,412

Net earnings applicable
  to common shares             $931,648   $931,648     $1,715,609    $1,715,609

Earnings per share                $0.27      $0.25          $0.54         $0.50


                                           For the Six Months Ended
                                  December 31, 1998        December 31, 1997
                                Basic      Diluted       Basic      Diluted

Weighted average shares
  outstanding:
  Common shares               3,422,580  3,422,580      3,180,053     3,180,053
    Dilutive potential
    common shares under
    stock options                     0    197,332              0       219,461

Weighted average common
  shares and dilutive
  potential common shares
  outstanding                 3,422,580  3,619,912      3,180,053     3,399,514

Net earnings applicable
  to common shares           $1,738,831 $1,738,831     $3,341,073    $3,341,073

Earnings per share                $0.51      $0.48          $1.05         $0.98